EXHIBIT 99.1
LIONSGATE AND ALLIANCE FILMS ANNOUNCE SALE OF
LIONSGATE’S CANADIAN DISTRIBUTOR, MAPLE PICTURES,
TO ALLIANCE FILMS
Alliance Assumes Responsibility For Long-term Film, TV, Home Entertainment and Library
Output Deals With Lionsgate
Santa Monica, CA, Vancouver, BC, and Montreal, Quebec (June 23, 2011) — Lionsgate (NYSE: LGF), a leading global entertainment company, and Alliance Films, a leading Canadian distributor of motion pictures and television programming, announced that the Alliance group has agreed to purchase Lionsgate’s Canadian distributor Maple Pictures for approximately $38.5 million subject to a working capital adjustment. The announcement was made by Lionsgate President and Co-Chief Operating Officer Steve Beeks and Alliance President Charles Layton and remains subject to approval by Canadian regulatory authorities.
The Alliance group will acquire Maple and its film library and will assume responsibility for Maple’s exclusive five-year output deal with Lionsgate for Canadian distribution of Lionsgate’s motion picture and television product and Maple’s exclusive long-term arrangement for distribution of Lionsgate’s prestigious filmed entertainment library in Canada. Maple founders and Co-Presidents Laurie May and Brad Pelman will join the Alliance team.
“We’re delighted to partner with Alliance, an iconic brand in the Canadian filmed entertainment business, in a long-term relationship that assures that our product will be handled by an experienced team with unparalleled knowledge of the Canadian marketplace,” said Beeks. “This deal also allows us to sharpen our focus on our core assets that are critical to our growth trajectory, and it is an important step in the ongoing process of simplifying our business.”
“This transaction combines two extraordinary distributors in Canada and strengthens the distribution infrastructure we offer to our content partners,” said Layton. “We’re thrilled to add Lionsgate’s new films and very large, renowned library to Alliance. We look forward to working with the entire Lionsgate team in the years to come.”
Maple Pictures was founded in 2005 by May and Pelman, two former Lionsgate executives, and has emerged as one of Canada’s leading distributors, recently releasing such hit motion pictures as Lionsgate’s The Expendables, the Academy Award-winning The Hurt Locker and recent Academy Award nominees Winter’s Bone and Biutiful. Upcoming Maple Pictures releases include Conan, Warrior, Abduction and next year’s first installment of The Hunger Games franchise from Lionsgate as well as Our Idiot Brother from The Weinstein Company and recent Cannes Film Festival winner for Best Director Drive, which will be released in the U.S. by FilmDistrict.

“We’re proud to have helped build Maple Pictures into an important brand in Canada during the past six years, and we’re looking forward to combining our forces with Alliance,” said May and Pelman.
About Lionsgate
Lionsgate (NYSE: LGF) is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution and new channel platforms. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming and an array of channel assets. Lionsgate currently has 15 shows on more than 10 networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men”, “Weeds” and “Nurse Jackie” along with the popular comedy “Blue Mountain State” and the syndication successes “Tyler Perry’s House Of Payne”, its spin-off “Meet The Browns,” “The Wendy Williams Show” and “Are We There Yet?”.
Its feature film business has generated more than half a billion dollars at the North American box office in the past year, fueled by such hits as THE EXPENDABLES, THE LINCOLN LAWYER, TYLER PERRY’S MADEA’S BIG HAPPY FAMILY, SAW 3D, THE LAST EXORCISM, KICK ASS and PRECIOUS. The Company’s home entertainment business has grown to more than 8% market share and is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lionsgate handles a prestigious and prolific library of approximately 13,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.
About Alliance Films Inc.
Alliance Films Inc. is one of the top five independent filmed entertainment companies in the world. A leading multinational distributor, co-financier and producer of filmed entertainment, its member companies, Alliance Films and Alliance Vivafilm (Canada); Momentum Pictures (UK) and Aurum Producciones (Spain), offer integrated delivery of content in all media.
Strategic partnerships include exclusive distribution rights to films from Relativity Media in Canada and the UK; Focus Features, The Weinstein Company, Miramax and CBS Films in Canada; as well as ongoing relationships with Summit, FilmNation Entertainment, Exclusive Media, IM Global, Lionsgate International, Wild Bunch, Constantin Films, EuropaCorp and Nu Image in all three territories.
Key production alliances include: a co-production and acquisitions deal with Italy’s Medusa Film; a first-look deal with Iain Canning and Emile Sherman’s See-Saw Films which produced the multiple Academy Award® winner The King’s Speech; a joint venture with IM Global in the Automatik production company; and a deal with Paranormal Activity producer Jason Blum that has produced the box office hit Insidious from director James Wan and the upcoming The Bay from filmmaker Barry Levinson.
Alliance Films and Alliance Vivafilm have a dominant presence in Quebec, maintaining numerous first-look deals with the most successful domestic producers with titles including De père en flic from Cinémaginaire, which delivered $10.8 million box office in Quebec alone to become the highest ever grossing title in that province, as well as Café de Flore, directed by Jean-Marc Vallée (Crazy, Young Victoria) and Le Sens de l’humour, directed by Emile Gaudreault (De Père en flic).
Current and upcoming films where Alliance Films has an equity position or otherwise enabled projects to be financed include: The Woman in Black, Safe, Area 51, Goon, and The Moth Diaries. Upcoming theatrical releases include: Safe (Canada & UK), Larry Crowne (Canada), The Three Musketeers 3D

(Spain and Canada), The Ides of March (Canada) and the continuation of the smash hit Twilight franchise (Spain).
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For further information, please contact:
Peter D. Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com
Dana Archer
Alliance Films
DDA PR
Dana.Archer@ddapr.com
310-205-4868
Mark Slone
Alliance Films
mark.slone@alliancefilms.com
416-309-4227